AMENDMENT TO SERVICES AGREEMENT

(Investment and Cash Management Services Annex)

This Amendment to Services Agreement (Investment and Cash Management Services Annex), dated effective as of June 12, 2006, is entered into by and among MERCHANTS MUTUAL INSURANCE COMPANY, a New York domiciled mutual property and casualty insurance company ( “Manager”), on the one hand, and MERCHANTS INSURANCE COMPANY OF NEW HAMPSHIRE, INC., a New Hampshire domiciled stock property and casualty insurance company (“MNH”) and MERCHANTS GROUP, INC., a Delaware corporation (“MGI”), on the other hand.  MNH and MGI are sometimes collectively referred to as “Client.”

R E C I T A L S:

A.

Manager and Client are parties to that certain Services Agreement, dated as of January 1, 2003 (the “Services Agreement”).  Pursuant to the Investment and Cash Management Services Annex attached to and incorporated into the Services Agreement (the “Investment Annex”), Client has agreed to retain Manager to provide certain investment and cash management services to it.

B.

In a letter dated June 28, 2005, Client gave notice to Manager of the termination of the Investment Annex (the “Termination”) in compliance with paragraph XVI of the Investment Annex, which Termination was to be effective as of the end of business on June 30, 2006.

C.

Client desires to rescind the Termination, and Client and Manager desire to amend the Investment Annex as provided herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants of the parties set forth herein, each party hereto agrees as follows:

1.

Client hereby rescinds the Termination, and Manager and Client agree that the Termination shall be treated as null, void and with no effect and that the Investment Annex shall continue in effect according to its terms, subject to the amendment below.

2.

Paragraph XVI of the Investment Annex is hereby amended to read in its entirety as follows:

XVI.

Term and Termination of Annex

This Annex shall commence as of the Effective date of the Agreement and shall continue in effect until terminated pursuant to this paragraph XVI.  Either Client or Manager may terminate this Annex on the last business day of any calendar month with at least thirty days prior written notice, provided that such notice may only be delivered on or after June 30, 2006.  Termination of this Annex

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will not affect (i) the validity of any action that Manager or Client has previously taken; (ii) the liabilities or obligations of Manager or Client for transactions started before termination; or (iii) Client’s obligation to pay Manager’s fees through the date of termination.  Upon termination, Manager will have no obligation to recommend or take any action with regard to the securities, cash or other assets in the Account.

3.

This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement, and any signature of a party to this Amendment which may be sent by facsimile or other electronic transmission shall be deemed to constitute an original and fully effective signature of such party.

4.

Except as otherwise specifically set forth in this Amendment, the Services Agreement and the Investment Annex shall remain unchanged and in full force and effect.

In witness whereof, the undersigned have executed this Amendment to Services Agreement (Investment and Cash Management Services Annex) as of the date first above written.

CLIENT: MERCHANTS GROUP, INC. By:/s/Thomas E. Kahn Name: Thomas E. Kahn Title: Chairman of the Board	MANAGER: MERCHANTS MUTUAL INSURANCE COMPANY By:/s/Bryant H. Prentice, III Name: Bryant H. Prentice, III Title: Chairman of the Board
MERCHANTS INSURANCE COMPANY OF NEW HAMPSHIRE, INC By:/s/Robert M. Zak Name: Robert M. Zak Title: President

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